Exhibit 99.1

SPI Solar Announces Second-Quarter 2012 Financial Results and Revised Business Strategy

Reorganization Plan Streamlines Business Model While Enhancing Go-To-Market Strategy

ROSEVILLE, Calif. — August 16, 2012 — SPI Solar (“SPI”) (SOPW:OTCBB) a leading vertically integrated photovoltaic (“PV”) solar developer, today announced results for the second quarter ended June 30, 2012.

Total net sales for the second quarter of 2012 were $24.4 million, down from $35.9 million for the second quarter of 2011 and slightly down from $26.3 million for the prior quarter.

Gross profit for the second quarter of 2012 was $3.5 million, compared with $4.1 million for the second quarter of 2011 and with $2.9 million for the first quarter of 2012.

Total operating expenses for second quarter of 2012 were $6.3 million, or 25.9 percent of total net sales. This compared with total operating expenses of $4.9 million, or 13.5 percent of total net sales, for the second quarter of 2011 and with total operating expenses of $4.2 million, or 15.8 percent of total net sales, for the first quarter of 2012. Second quarter 2012 operating expenses included an impairment charge of $0.7 million due to the decline in the value of the asset held for sale, which was disposed of in the second quarter 2012.

Net loss for the second quarter of 2012 was $2.4 million, or ($0.01) per basic and diluted share. This compared with a net loss of $0.4 million, or $0.00 per basic and diluted share, for the second quarter of 2011 and with a net loss of $0.8 million, or $0.00 per basic and diluted share, for the first quarter of 2012.

Cash and cash equivalents at June 30, 2012 were $23.4 million, slightly down from $24.5 million at December 31, 2011.

Recent Highlights:

•

Acquired Italian EPC contractor Solar Green Technologies (SGT), leveraging SPI’s global growth strategy and immediately adding 20 megawatts in EPC pipeline through existing contracts serving the Italian rooftop solar market

•	Purchased the development, EPC and ownership rights to 29.2 megawatts of commercial solar projects or 68 SEFs across the islands of Oahu, Maui and in Kona on the island of Hawaii

•

Signing of solar subsidy bills S1925 and A.B. 2966 in New Jersey paving way for future project development for SPI — historically the second largest solar industry market in the country — which according to the Mid-Atlantic Solar Energy Industries Association surpassed California in solar deployment during the first quarter of 2012.

“We’re pleased with our recent acquisition of Solar Green Technologies and our co-development agreement with Solar Hub LLC in Hawaii,” said Stephen Kircher, CEO of SPI. “Furthermore, we are encouraged by new legislation in New Jersey via the solar subsidy bills, which increase the percentage of total power utilities the state must derive through solar energy from approximately two percent a year to more than four percent by 2028.”

Company Reorganization:

SPI also announced today a company reorganization and rightsizing to streamline the company’s business model to more effectively pursue multiple global growth opportunities. SPI’s focus going forward will be to serve as EPC manager over other outside construction services firms and to provide engineering and procurement services. Approximately 30 positions at the company’s California, New Jersey and China offices will be affected, therefore lowering the Company’s operating expenses accordingly.

“The reorganization of SPI will sharpen our focus as we manage a large pipeline of solar opportunities,” said Steve Kircher. “Serving in a project management and procurement role while sourcing other firms to handle the labor-intensive construction will give us maximum financial flexibility to pursue and execute multiple projects around the world while growing top-line net sales.”

2012 Business Outlook:

SPI expects 2012 net sales in the range of $150 million to $170 million. A portion of the revenues, previously expected to be recognized in 2012, will slip into 2013, primarily due to module supply issues and a permit delay for a large solar project in New Jersey. Also contributing to the slip were delays for new project development in New Jersey, leading up to the recently announced subsidy legislation. For the remainder of the year, operating expenses are expected to remain at normalized levels as increases from the SGT acquisition are offset by reorganization rightsizing.

Teleconference and Webcast on August 16:

SPI Solar plans to hold a teleconference to discuss its second quarter 2012 results today at 10:00 a.m. ET. The call can be accessed by dialing 1-877-941-1428 when calling within the United States, or 1-480-629-9665 when calling internationally. A playback will be available through August 23, 2012. To listen to the playback, call 1-877-870-5176 within the United States, or 1-858-384-5517 internationally, and use PIN number 4559357.

This call is also being webcast by ViaVid Broadcasting and can be accessed by clicking http://public.viavid.com/player/index.php?id=101446, or by visiting www.spisolar.com or ViaVid’s website at www.viavid.net. The webcast will be available through August 23, 2012.

About SPI Solar (SOPW:OTCBB):

SPI Solar (“SPI”) (Solar Power, Inc.) is a vertically integrated photovoltaic solar developer offering its own brand of high-quality, low-cost distributed generation and utility-scale solar energy facility development services. Through the Company’s close relationship with LDK Solar, SPI extends the reach of its vertical integration from silicon to system. From project development, to project financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

financing and to post-construction asset management, SPI delivers turnkey world-class photovoltaic solar energy facilities to its business, government and utility customers. For additional information visit: www.spisolar.com.

Safe Harbor Statement:

This release contains certain “forward-looking statements” relating to the business of SPI Solar, its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes”, “expects” or similar expressions. The forward-looking statements contained in this press release include statements regarding the company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, market acceptance of products and services, and the impact of the company’s reorganization and its anticipated benefits on SPI Solar’s business model. In particular, this release contains forward-looking statements regarding the viability and potential profitability of projects to be reviewed and pursued, and whether those projects will ultimately meet underwriting criteria, or financial modeling sufficient for the company to undertake the projects. The commitments are to introduce and offer the projects, and the company cannot predict whether all projects will fit within its financial model for execution, or upon terms that are acceptable to all parties involved. These statements also involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contacts:

Jim Pekarsky, CFO

Solar Power, Inc.

(415) 590-3803

Mike Anderson, Vice President Corporate Communications

Solar Power, Inc.

(916) 770-8119

manderson@spisolar.com

— Financials Attached —

SOLAR POWER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

(unaudited)

	June 30, 2012	December 31, 2011 As Recast (1)
ASSETS
Current assets:
Cash and cash equivalents	$23,390	$24,523
Accounts receivable, net of allowance for doubtful accounts of $93 and $115, respectively	69,465	71,266
Accounts receivable, related party	12,127	22,467
Note receivable	11,007	5,862
Costs and estimated earnings in excess of billings on uncompleted contracts	19,086	10,132
Costs and estimated earnings in excess of billings on uncompleted contracts, related party	2,245	360
Construction in progress	7,585	—
Inventories	3,638	7,949
Asset held for sale	6,723	11,678
Prepaid expenses and other current assets	7,368	4,494
Restricted cash	250	538

Total current assets	162,884	159,269
Intangible assets	2,208	2,565
Goodwill	5,704	5,704
Restricted cash	363	420
Property, plant and equipment at cost, net	14,799	14,185
Other noncurrent assets	146	83

Total assets	186,104	182,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	17,889	12,021
Accounts payable, related party	54,576	62,215
Line of credit	11,016	11,554
Accrued liabilities	5,573	2,963
Accrued liabilities - related party	6,030	—
Income taxes payable	1,179	1,567
Billings in excess of costs and estimated earnings on uncompleted contracts	818	955
Billings in excess of costs and estimated earnings on uncompleted contracts, related party	—	2,992
Loans payable and capital lease obligations	6,292	4,319

Total current liabilities	103,373	98,586
Loans payable and financing obligations, net of current portion	41,365	33,116
Other liabilities	1,595	1,592

Total liabilities	146,333	133,294

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, par $0.0001, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par $0.0001, 250,000,000 shares authorized; 184,813,923 and 184,413,923, respectively, shares issued and outstanding	18	18
Additional paid in capital	41,540	47,391
Accumulated other comprehensive loss	(96)	—
Accumulated deficit (retained earnings)	(1,691)	1,523

Total stockholders’ equity	39,771	48,932

Total liabilities and stockholders’ equity	$186,104	$182,226

(1)	As recast to reflect the balances of Solar Green Technology S.A. (“SGT”) beginning January 1, 2011 combined with the balances of Solar Power, Inc. beginning March 31, 2011, as required under the accounting guidelines for a transfer of an entity under common control.

SOLAR POWER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011 As Recast (1)	2012	2011 As Recast (1)
Net sales:
Net sales	$21,837	$30,579	$34,569	$32,615
Net sales, related party	2,587	5,369	16,154	5,369

Total net sales	24,424	35,948	50,723	37,984
Cost of goods sold:
Cost of goods sold	18,446	27,193	28,795	29,061
Cost of goods sold, related party	2,453	4,653	15,457	4,653

Total cost of goods sold	20,899	31,846	44,252	33,714
Gross profit	3,525	4,102	6,471	4,270
Operating expenses:
General and administrative	2,661	2,345	5,395	2,531
Sales, marketing and customer service	2,153	1,608	3,004	1,738
Engineering, design and product management	803	497	1,381	765
Impairment charge	712	400	712	400

Total operating expenses	6,329	4,850	10,492	5,434

Operating loss	(2,804)	(748)	(4,021)	(1,164)
Other income (expense):
Interest expense	(907)	(655)	(1,824)	(698)
Interest income	642	21	1,281	21
Other income (expense)	(94)	1,274	126	1,508

Total other expense	(360)	640	(418)	831

Loss before income taxes	(3,164)	(108)	(4,439)	(333)
Provision for (benefit from) income taxes	(782)	332	(1,225)	205

Net loss	$(2,382)	$(440)	$(3,213)	$(538)

Net loss per common share:
Basic and Diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Weighted average number of common shares used in computing per share amounts
Basic and Diluted	184,515,022	102,926,965	184,464,472	96,919,322

(1)	As recast to reflect the financial results of Solar Green Technology S.A. (“SGT”) beginning January 1, 2011 combined with the financial results of Solar Power, Inc. beginning March 31, 2011, as required under the accounting guidelines for a transfer of an entity under common control.